UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MORTON’S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street, Suite 500

Chicago, Illinois 60654

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Morton’s Restaurant Group, Inc. (the “Company”) to be held at 9:00 a.m. on Tuesday, May 12, 2009, at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036 (the “Annual Meeting”).

The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to (i) elect three directors and (ii) ratify the re-appointment of KPMG LLP, certified public accountants, as the Company’s independent auditors for fiscal 2009.

We hope that you will be able to attend the Annual Meeting in person. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors and all employees of the Company, thank you for your continued interest and support.

Sincerely,

THOMAS J. BALDWIN

Chairman of the Board

Chief Executive Officer

President

April 2, 2009

MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street, Suite 500

Chicago, Illinois 60654

Notice of Annual Meeting of Stockholders

to be held May 12, 2009

To the Stockholders of

MORTON’S RESTAURANT GROUP, INC.

The Annual Meeting of Stockholders of Morton’s Restaurant Group, Inc. will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036 at 9:00 a.m. on Tuesday, May 12, 2009, for the following purposes:

1. to elect three directors to Class I of the Company’s Board of Directors to serve three-year terms and until their successors are duly elected and qualified (“Proposal 1”);

2. to ratify the re-appointment of KPMG LLP as the independent auditors of the Company for fiscal 2009 (“Proposal 2”); and

3. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 2, 2009 will be entitled to vote at the meeting.

SCOTT D. LEVIN

Secretary

April 2, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 12, 2009. Our Proxy Statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the year ended January 4, 2009, including financial statements. Under new rules issued by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and our Annual Report are available on our website at http://annualmeeting.mortons.com.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

PROXY STATEMENT

MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street, Suite 500

Chicago, Illinois 60654

Annual Meeting of Stockholders

May 12, 2009

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Morton’s Restaurant Group, Inc., a Delaware corporation, also referred to as the Board, for use at the Annual Meeting of Stockholders to be held at the Millennium Broadway Hotel, 145 West 44 th Street, New York, NY 10036, at 9:00 a.m., on Tuesday, May 12, 2009, or at any adjournment or adjournments thereof. In this proxy statement, unless otherwise expressly stated or the context requires otherwise, “we”, “us”, “our” and “the Company” refer to Morton’s Restaurant Group, Inc.

A proxy that is properly submitted may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). A proxy which is properly signed, submitted and not revoked will be voted for the election of Mr. William C. Anton, Mr. Thomas J. Baldwin and Mr. John K. Castle, the Board of Directors’ nominees for director named in Proposal 1, and in favor of Proposal 2, the ratification of the re-appointment of the independent auditors, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 9, 2009.

In accordance with new rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and our Annual Report are available on our website at http://annualmeeting.mortons.com.

VOTING SECURITIES

The Company had outstanding 16,597,150 shares of common stock, par value $.01 per share (“Common Stock”), at the close of business on March 26, 2009. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on April  2, 2009 will be entitled to vote.

VOTING PROCEDURES

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The nominees for directors of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of the Company.

Matters other than the election of directors will be approved if they receive the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting. If a stockholder abstains from voting on any of these other matters, his or her shares will be treated as present for purposes of determining the existence of a quorum but will otherwise not affect the voting results. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares entitled to vote.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the authority to vote on certain routine items even when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the non-contested election of directors and ratification of auditors. Under applicable Delaware law, a broker non-vote will be counted as present for purposes of determining the existence of a quorum, but will have no effect on the outcome of the proposals.

Shares of Common Stock held by stockholders who do not return a signed and dated proxy and who do not attend the meeting in person will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be entitled to vote on any matter.

ELECTION OF DIRECTORS

(Proposal 1)

Information Regarding Board of Directors and Committees

Our certificate of incorporation provides for the classification of the Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The current term of office of the Class I directors will expire at the Annual Meeting; the current term of office of the Class II directors will expire at the 2010 annual meeting; and the current term of office of the Class III directors will expire at the 2011 annual meeting (in each case, when their respective successors are duly elected and qualified). The class of directors to be elected at each annual meeting will be elected for a three-year term and the directors in the other classes will continue in office.

Our certificate of incorporation and by-laws provide that the Board of Directors shall consist of not less than three nor more than thirteen directors. The Board of Directors has currently fixed the number of directors at eleven. The terms of Mr. William C. Anton, Mr. Thomas J. Baldwin and Mr. John K. Castle expire at the Annual Meeting. Mr. William C. Anton, Mr. Thomas J. Baldwin and Mr. John K. Castle have been re-nominated by the Nominating/Corporate Governance Committee of the Board of Directors for election at the Annual Meeting as Class I directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2012 annual meeting of stockholders. If any such person should be unwilling or unable to serve as a director, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

Our by-laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary, at Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654, not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mail our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, such advance notice must be received by the Secretary not more than 120 days and not later than (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the date on which public announcement of the date of such meeting is first made, whichever occurs later. Each notice shall set forth all information regarding each nominee proposed in such notice that would be required to be included in a proxy statement soliciting proxies for the proposed nominee (including such person’s written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the Chairman of the meeting determines that a nomination was not made in accordance with the nomination procedure, such nomination will be disregarded.

The following table sets forth information with respect to the Board of Directors’ nominees and each of the directors whose term extends beyond the Annual Meeting, including the year in which the nominees’ terms would expire, if elected.

Name	Age	Director Since	Year Term Expires and Class
William C. Anton	67	October 2007	2012 Class 1 (if elected)
Thomas J. Baldwin	53	February 2003	2012 Class 1 (if elected)
John K. Castle	68	February 2006	2012 Class 1 (if elected)

Dr. John J. Connolly	69	February 2006	2010 Class 2
Robert A. Goldschmidt	71	February 2006	2010 Class 2
Alan A. Teran	63	February 2006	2010 Class 2
Justin B. Wender	39	February 2006	2010 Class 2

Stephen E. Paul	41	February 2006	2011 Class 3
David B. Pittaway	57	February 2006	2011 Class 3
Dianne H. Russell	65	February 2006	2011 Class 3
Zane Tankel	69	February 2006	2011 Class 3

William C. Anton has been a director of the Company since October 2007. He is Chairman and Chief Executive Officer of Anton Enterprises, Inc. He is Chairman (retired) of Anton Airfood, Inc., the airport foodservice company he founded in 1989. He is also the Managing Partner of Anton Venture Capital Fund, LLC. He serves on the Board of Directors of Air Chef Corporation, the leading private aviation catering firm in North America. He also serves on the Board of Trustees of Media Research Corporation. Mr. Anton is the Chairman Emeritus of the Board of Trustees of the Culinary Institute of America. He also serves on the Board of Trustees of the William F. Harrah College—University of Nevada in Las Vegas. He also serves on the Board of Trustees of the National Restaurant Association Education Foundation. In addition, he serves on the Board of the British Restaurant Association. He is a member of the Board of Governors of the Thalians Foundation for Mental Health at Cedars-Sinai.

Thomas J. Baldwin has been Chairman, Chief Executive Officer and President since December 2005. He has been a director since February 2003 and previously was a director from November 1998 through July 2002. Previously, he served as Executive Vice President and Chief Financial Officer from January 1997 until December 2005. He served as Senior Vice President, Finance from June 1992 and Vice President, Finance from December 1988. In addition, Mr. Baldwin had served as Chief Financial Officer and Treasurer from December 1988 until December 2005. From October 2002 to December 2005, Mr. Baldwin also served as Secretary after serving as Assistant Secretary since 1988. His previous experience includes two years as Vice President for Strategic Planning at Citigroup and seven years at General Foods Corp., now part of Kraft Foods. Mr. Baldwin is a past member of the board of directors of the March of Dimes Connecticut Division.

John K. Castle has been a director of the Company since February 2006 and from October 2002 to August 2007, had been a member of the board of advisors of Morton’s Holdings, LLC (“MHLLC”), which was previously our parent company. Mr. Castle was also a director from December 1988 through July 2002. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan, Inc. Immediately prior to forming Castle Harlan, Inc. in 1986, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the

Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Ames True Temper, Inc., P&MC Holding LLC and various private equity companies. Mr. Castle has also been elected to serve as a Life Member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is also a member of The New York Presbyterian Hospital Board of Trustees. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his MBA as a Baker Scholar with High Distinction from Harvard, and has two Honorary Doctorate Degrees of Humane Letters.

Dr. John J. Connolly has been a director of the Company since February 2006 and from February 2003 to August 2007, had been a member of the board of advisors of MHLLC, which was previously our parent company. Dr. Connolly previously served as a director from October 1994 through July 2002. He has been the President and Chief Executive Officer of Castle Connolly Medical Ltd. since 1992. He previously served as President and Chief Executive Officer of New York Medical College for over ten years. He serves on the President’s Advisory Council of the United Hospital Fund, as a member of the board of advisors of the Whitehead Institute and as a director of the New York Business Group on Health. He also has served as Chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and was the first Chairman of the Dutchess County Industrial Development Agency. He is a fellow of the New York Academy of Medicine and is a founder and past Chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a Trustee Emeritus and past Chairman of the Board of the Culinary Institute of America and is a former director and past Chairman of the Board of the Professional Exam Service, Inc. Dr. Connolly also presently serves as a director of Dearborn Risk Management, P&MC Holding LLC and Baker and Taylor, Inc.

Robert A. Goldschmidt has been a director of the Company since February 2006. Mr. Goldschmidt is currently retired, and from time to time serves as an independent consultant. Mr. Goldschmidt previously served as the Chief Financial Officer for the Archdiocese of New York from November 1994 to February 2002. He is a director of the Denman & Davis Company and of Phelps Memorial Hospital where he is also Chairman of the Audit Committee. He received a B.A. in Liberal Arts and a B.S. in Mechanical Engineering from the University of Notre Dame and a M.S. in Industrial Management from Purdue University. Mr. Goldschmidt is a Certified Public Accountant and a Professional Industrial Engineer.

Alan A. Teran has been a director of the Company since February 2006 and from February 2003 to August 2007, had been a member of the board of advisors of MHLLC, which was previously our parent company. He previously served as a director from May 1993 through July 2002. Mr. Teran was the President of Cork ‘N Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran is currently a director of Good Times, Inc. and previously served on the board of Boulder Valley Bank and Trust.

Justin B. Wender has been a director of the Company since February 2006 and from April 2002 to August 2007, had been a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Wender is President of Castle Harlan, Inc. Prior to joining Castle Harlan, Inc. in 1993, Mr. Wender worked in the Corporate Finance Group of Merrill Lynch & Co., where he assisted clients with a variety of corporate finance matters. He is a board member of BKH Acquisition Corp, CHATT Holdings LLC, Ames True Temper, Inc. and Baker & Taylor, Inc. In addition, he is a Trustee of Carleton College and Chair of the International Center for the Disabled. Mr. Wender is a Cum Laude graduate of Carleton College and earned an MBA from the Wharton School at the University of Pennsylvania.

Stephen E. Paul has been a director of the Company since February 2006 and from October 2002 to August 2007, had been a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Paul is a Managing Principal of Laurel Crown Partners, LLC, a private investment company. Mr. Paul was a Vice President of The Louis Berkman Company from May 2001 through September 2002. Formerly, Mr. Paul was a Vice President of Business Development of eToys, Inc. since May 1998, and before that, an Associate at Donaldson, Lufkin & Jenrette, Inc., where he was employed from August 1995 to May 1998. Mr. Paul is a director of Ampco-Pittsburgh Corporation and Global Fitness Holdings LLC. In addition, he is Trustee of The Loomis Chaffee School. Mr. Paul is a graduate of Cornell University and earned an M.B.A. from Harvard Business School.

David B. Pittaway has been a director of the Company since February 2006 and from October 2002 to August 2007, had been a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Pittaway previously served as a director from December 1988 through July 2002. Mr. Pittaway is currently the Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc. He has been with Castle Harlan, Inc. since 1987. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998 he was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Prior thereto, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc. Mr. Pittaway is also a director of P&MC Holding LLC, BKH Acquisition Corp., McCormick & Schmick’s Seafood Restaurants, Inc. and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway is a graduate of the University of Kansas (B.A. with Highest Distinction), and has both an M.B.A. with High Distinction (Baker Scholar) and a Juris Doctor degree from Harvard University.

Dianne H. Russell has been a director of the Company since February 2006 and from February 2003 to August 2007, had been a member of the board of advisors of MHLLC, which was previously our parent company. She previously served as a director from May 1993 through July 2002. Ms. Russell is a Senior Vice President and Regional Managing Director of the Technology and Life Sciences Division of Comerica Bank (formerly Imperial Bank) in Boston, heading the Northeast Region. Formerly, Ms. Russell was President of Hyde Boston Capital, a financial consulting company, since January 1992, and before that, a Senior Vice President and Department Executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell is the Chair of the Financial Advisory Board of the Commonwealth of Massachusetts.

Zane Tankel has been a director of the Company since February 2006. Mr. Tankel has been the Chairman of the Board of Apple-Metro, Inc., the New York Metropolitan Area franchisee for Applebee’s Neighborhood Grill & Bar and Chevys Fresh Mex Restaurants since 1994. Mr. Tankel is also a member of the board of directors of P&MC Holding LLC and BKH Acquisition Corp. He is also a director of Allis Chalmers, where he is Chairman of the Compensation Committee and a member of the Compliance and Nominating Committees. Mr. Tankel is a graduate of the University of Pennsylvania’s Wharton School of Business.

Corporate Governance

Director Independence

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of the NYSE and the Board must affirmatively determine that the director has no material relationship with us, directly, or as a partner, stockholder or officer of an organization that has a relationship with us. The Board determines director independence based on an analysis of the independence requirements in the NYSE listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with us. The Board has determined that the following six directors satisfy the independence requirements of the NYSE: William C. Anton, Dr. John J. Connolly, Robert A. Goldschmidt, Dianne H. Russell, Alan A. Teran and Zane Tankel.

Meetings of the Board of Directors and Committees

Our Board of Directors held four meetings during the fiscal year ended January 4, 2009 (“fiscal 2008”). Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he or she was a member during such year.

Our Board encourages all directors to attend the annual meeting of stockholders. In addition, a meeting of the Board of Directors is regularly scheduled on the same day as the annual meeting of stockholders, in the same city, to facilitate directors’ attendance. Last year’s annual meeting of stockholders was attended by all except one of our directors at that time.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has created four standing committees: a three-member Audit Committee, a three-member Compensation Committee, a three-member Nominating/Corporate Governance Committee, and a five-member Executive Committee. The composition of our Board committees complies when required, with the applicable rules of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002. In that regard, six of our eleven directors are considered independent in accordance with the general independence standards of the NYSE.

Audit Committee

Our Audit Committee is responsible for, among other things, selecting, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements, pre-approving all audit and non-audit services to be performed by our independent auditors, reviewing our relationship with our independent auditors, discussing with our independent auditors their independence, reviewing and discussing the audited financial statements with the independent auditors and management and recommending to our Board whether the audited financial statements should be included in our annual reports on Form 10-K to be filed with the SEC. Our Audit Committee met nine times in fiscal 2008. Robert A. Goldschmidt is the chairperson of our Audit Committee and the other members of our Audit Committee are Dianne H. Russell and Alan A. Teran, each of whom satisfies the independence requirements of the NYSE and the SEC. Our Board of Directors determined that Mr. Goldschmidt is an “audit committee financial expert” under the requirements of the SEC and meets similar qualifications under the requirements of the NYSE and that the remaining members of the Audit Committee meet the financial literacy requirements of the NYSE. A copy of our Audit Committee’s charter is available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Compensation Committee

Our Compensation Committee is responsible for, among other things, reviewing and either approving on behalf of our Board of Directors or recommending to our Board of Directors for approval (1) the annual salaries and other compensation of our executive officers and (2) equity incentive grants and other equity or equity-based awards. The Compensation Committee will also evaluate the performance of our executive officers in light of organizational goals, provide assistance and recommendations with respect to our compensation policies and practices, and assist with the administration of our compensation plans. The Compensation Committee has the sole authority to determine executive and director compensation and does not delegate any of its responsibilities to outside consultants or others. Our Compensation Committee met four times and took action by written consent four times in fiscal 2008. Zane Tankel is the chairperson of our Compensation Committee and the other members of our Compensation Committee are William C. Anton and Dr. John J. Connolly, each of whom satisfies the independence requirements of the NYSE. A copy of our Compensation Committee’s charter is available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our Board and developing and recommending to our Board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. Our Nominating/Corporate Governance Committee met once in fiscal 2008. The Nominating/Corporate Governance Committee considers director candidates recommended by stockholders. Our by-laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary, in accordance with the provisions of our by-laws. See “Election of Directors—Information Regarding Board of Directors and Committees.” Potential candidates, including nominees recommended by stockholders, are evaluated according to certain criteria such as: experience in business, government, education or technology; expertise that is useful to the Company; willingness to devote the required time to carry out the duties and responsibilities of a director; willingness to represent the best interests of all stockholders; and other relevant factors that the Board may determine. Dr. John J. Connolly is the chairperson of our Nominating/Corporate Governance Committee and the other members of our Nominating/Corporate Governance Committee are Dianne H. Russell and Zane Tankel, each of whom satisfies the independence requirements of the NYSE. A copy of our Nominating/Corporate Governance Committee’s charter, our corporate governance guidelines and our code of business conduct and ethics for directors, officers and employees, entitled “Code of Ethics,” are available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Executive Committee

The Executive Committee, on behalf of our Board of Directors, exercises the full powers and prerogatives of our Board of Directors, to the extent permitted by applicable law, our certificate of incorporation and by-laws, between board meetings. Our Executive Committee met seven times in fiscal 2008. John K. Castle is the Chairperson of our Executive Committee and the other members of our Executive Committee are David B. Pittaway, Justin B. Wender, Stephen E. Paul and Thomas J. Baldwin.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, our Compensation Committee consisted of William C. Anton, Dr. John J. Connolly and Zane Tankel, none of whom was at any time during fiscal 2008 or at any other time, an officer or employee of us or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communicating with the Board of Directors

Stockholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications to the Board of Directors, a Board committee or such individual director or directors, c/o Scott D. Levin, Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654. All communications will be compiled by Mr. Levin and forwarded to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors. Stockholders and interested parties who wish to communicate with non-management directors, may do so by sending written communications to the Non-Management Directors, c/o John K. Castle (Presiding Director), Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of shares of common stock present or represented and entitled to vote at the meeting. This means each nominee will be elected if he/she receives more affirmative votes than votes withheld for such director.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal 2)

Subject to ratification by stockholders at the Annual Meeting, the Audit Committee has re-appointed KPMG LLP as independent auditors to audit the books and accounts of the Company for fiscal 2009.

A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

The Audit Committee approved in advance all services rendered by KPMG LLP to us and our subsidiaries and approves all fees paid to KPMG LLP. The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided by KPMG LLP. The Audit Committee considers and approves anticipated audit and permissible non-audit services to be provided by KPMG LLP during the year and estimated fees. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG LLP.

For fiscal 2008 and fiscal 2007, KPMG LLP billed the following fees for services provided to us and our subsidiaries:

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$834,700	$882,700
Audit-Related Fees	$17,100	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes fees for professional services performed by KPMG LLP for the audit of the annual financial statements for us and our subsidiaries and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal 2008 and fiscal 2007, the audit fees also include the audit of the effectiveness of the Company’s internal controls over financial reporting.

Board of Directors Recommendation

The Board of Directors recommends that stockholders vote their shares FOR ratification of the re-appointment of independent auditors.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, is required to approve Proposal 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 26, 2009, with respect to the beneficial ownership of the Company’s Common Stock of each director, each nominee for director, each named executive officer in the summary compensation table under “Executive Compensation” below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock (7)	Percent of Total Outstanding Common Stock (%)
Castle Harlan Partners III, L.P. (1)	4,688,664	28.2
Castle Harlan Offshore Partners III, L.P. (1)	76,864	*
Castle Harlan Affiliates III, L.P. (1)	78,361	*
Frogmore Forum Family Fund, LLC (1)	17,846	*
Branford Castle Holdings, Inc. (1)	31,045	*
Branford Chain, Inc. (2)	259,100	1.6
Laurel Crown Capital, LLC: Series One – LC/Morton’s (3)	1,362,529	8.2
State of Wisconsin Investment Board (4)	1,566,502	9.4
Thomas J. Baldwin (5)	236,604	1.4
Edie A. Ames (5)	114,033	*
Ronald M. DiNella (5)	70,654	*
Klaus W. Fritsch (5)	84,128	*
Kevin E. Weinert (5)	45,900	*
William C. Anton (5)	23,000	*
John K. Castle (1) (6)	5,151,880	31.0
Dr. John J. Connolly (5)	6,000	*
Robert A. Goldschmidt (5)	11,500	*
Stephen E. Paul (5)	1,362,529	8.2
David B. Pittaway (1)	5,230	*
Dianne H. Russell (5)	4,000	*
Zane Tankel (5)	15,118	*
Alan A. Teran (5)	4,000	*
Justin B. Wender (1)	—	—
All directors and executive officers as a group (18 persons, including those listed above) (7)	7,225,876	43.5

*	Represents less than 1%.
(1)	The address for Castle Harlan Partners III, L.P. and each of these other entities and individuals is c/o Castle Harlan, Inc., 150 East 58th Street, 38th Floor, New York, New York 10155.
(2)	The address for Branford Chain, Inc. is 150 East 58th Street, 29th Floor, New York, New York 10155.
(3)	The address for Laurel Crown Capital, LLC: Series One—LC/Morton’s (“Laurel Crown”) and for Mr. Stephen E. Paul is 10940 Wilshire Boulevard, Suite 600, Los Angeles, California 90024. Mr. Stephen E. Paul and Dr. Laurence E. Paul are the sole members of the investment committee of Laurel Crown Management, LLC, the manager of Laurel Crown Capital, LLC: Series One—LC/Morton’s, and in such capacity share the voting and investment control over the securities held by Laurel Crown Capital, LLC: Series One—LC/Morton’s. As a result, Mr. Stephen E. Paul may be considered a beneficial owner of any shares deemed to be beneficially owned by Laurel Crown Capital, LLC: Series One—LC/Morton’s and its affiliates. Mr. Stephen E. Paul disclaims beneficial ownership of such stock in excess of his proportionate ownership interest in Laurel Crown Capital, LLC: Series One—LC/Morton’s and its affiliates. Dr. Laurence E. Paul resigned from the Company’s Board of Directors on January 31, 2007.

(4)	The address for State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin, 53707.
(5)	The address for each of our officers and each of such members of our Board of Directors is c/o Morton’s Restaurant Group, Inc., 325 North LaSalle Street, Suite 500, Chicago, Illinois 60654.
(6)	Includes the shares of common stock held by Castle Harlan Partners III, L.P., Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., Frogmore Forum Family Fund, LLC, Branford Castle Holdings, Inc. and Branford Chain, Inc. John K. Castle, a member of our Board of Directors, is the controlling stockholder of Castle Harlan Partners III, G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners III, L.P. Mr. Castle is also the controlling stockholder of the general partners of Castle Harlan Offshore Partners III, L.P. and of Castle Harlan Affiliates III, L.P. Mr. Castle also exercises control of Branford Castle Holdings, Inc., Branford Chain, Inc. and Frogmore Forum Family Fund, LLC. Mr. Castle shares voting and investment control with these entities (each of which is itself controlled by Mr. Castle) over the securities held by these entities. Mr. Castle disclaims beneficial ownership of the shares of our common stock in excess of his proportionate ownership interest in Castle Harlan Partners III, L.P. and its affiliates.
(7)	Includes shares of restricted stock granted pursuant to our equity incentive plan. The restricted stock vest over five years, 20% each year, on the anniversary of the grant date.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding our executive officers and certain of our other senior officers.

Name	Age	Position
Thomas J. Baldwin	53	Chairman, Chief Executive Officer, President and Director
Ronald M. DiNella	48	Senior Vice President, Chief Financial Officer and Treasurer
Edie A. Ames	42	President – Morton’s of Chicago, Inc.
Klaus W. Fritsch	66	Vice Chairman and Co-Founder – Morton’s of Chicago, Inc.
Scott D. Levin	46	Senior Vice President, General Counsel and Secretary
Roger J. Drake	48	Chief Communications Officer
Kevin E. Weinert	58	Senior Vice President of Operations – Morton’s of Chicago, Inc.
James W. Kirkpatrick	55	Senior Vice President of Development

Thomas J. Baldwin has been Chairman, Chief Executive Officer and President since December 2005. He has been a director since February 2003 and previously was a director from November 1998 through July 2002. Previously, he served as Executive Vice President and Chief Financial Officer from January 1997 until December 2005. He served as Senior Vice President, Finance from June 1992 and Vice President, Finance from December 1988. In addition, Mr. Baldwin had served as Chief Financial Officer and Treasurer from December 1988 until December 2005. From October 2002 to December 2005, Mr. Baldwin also served as Secretary after serving as Assistant Secretary since 1988. His previous experience includes two years as Vice President for Strategic Planning at Citigroup and seven years at General Foods Corp., now part of Kraft Foods. Mr. Baldwin is a past member of the board of directors of the March of Dimes Connecticut Division.

Ronald M. DiNella has been Senior Vice President, Chief Financial Officer and Treasurer since December 2005. Mr. DiNella previously served as Secretary from December 2005 to October 2007, Senior Vice President, Finance for Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, from 1998 to 2005 and Vice President, Finance from 1992 to 1998. Mr. DiNella’s previous experience includes nine years with Arnie Morton’s Management Group, a local Chicago restaurant chain headed by Morton’s co-founder, Arnie Morton, where he served as Controller. Mr. DiNella serves on the board of directors of the Illinois Restaurant Association and is its past Chairman. Mr. DiNella is a licensed certified public accountant in the State of Illinois.

Edie A. Ames has been President of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since July 2005. Previously, Ms. Ames had been Regional Vice President of Operations and Training for California Pizza Kitchen, Inc. since January 2004. Prior to that, Ms. Ames worked for California Pizza Kitchen, Inc. where she served in various Senior Management positions in Operations since January 1994. Ms. Ames’ previous experience included eight years in Operations and Training with Malone’s Grill & Bar.

Klaus W. Fritsch has been Vice Chairman of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since May 1992. Mr. Fritsch has been with Morton’s of Chicago, Inc. since its inception in 1978, when he co-founded Morton’s. After Mr. Arnold Morton ceased active involvement in 1987, Mr. Fritsch assumed all operating responsibilities as President, in which capacity he served until May 1992.

Scott D. Levin has been Senior Vice President, General Counsel and Secretary since October 2007. Previously, Mr. Levin had been Senior Vice President, General Counsel and Human Resources for Torex Retail Americas (a global technology solutions provider), where he was employed since 2001. Before joining Torex, Mr. Levin held General Counsel positions with OurHouse, Inc. (the home improvement e-commerce business for Ace Hardware Corporation) and Florists’ Transworld Delivery, Inc. (FTD). Mr. Levin also worked at Schulte Roth & Zabel LLP in New York City where he practiced in the mergers and acquisitions, securities and finance areas from 1989 until 1996. Mr. Levin received his JD from The National Law Center at George Washington University and his undergraduate degree from Boston College.

Roger J. Drake has been Chief Communications Officer since January 2008. Previously, Mr. Drake served as Vice President of Communications and Public Relations from February 2006 to December 2007 and as Vice President of Communications since May 1999. In addition, he had served as Director of Communications since February 1994. Mr. Drake previously owned and operated Drake Productions, a video and marketing communications company, from April 1987 to December 1993. Prior to that, Mr. Drake served as senior producer, editor and copywriter at Major League Baseball Productions, from May 1981 to June 1986.

Kevin E. Weinert has been Senior Vice President of Operations of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since January 2004. Mr. Weinert previously served as its Vice President of Operations from January 1999 to January 2004. Prior to that, Mr. Weinert was a Regional Manager and General Manager for Morton’s steakhouses in several cities and has been employed by us for 26 years.

James W. Kirkpatrick has been Senior Vice President of Development since February 2006. Previously, Mr. Kirkpatrick was the Vice President of Real Estate and Construction for Applebee’s International, Inc., where he was employed since 1992. Before joining Applebee’s, Mr. Kirkpatrick held Real Estate Director and Manager positions with three restaurant companies: Gilbert Robinson, Inc., TGI Friday’s, Inc. and Pizza Hut, Inc. He also served as a Real Estate Director for Pier One Imports, Inc. Mr. Kirkpatrick has a masters degree in architectural management from the University of Kansas, a masters degree in business administration from Baylor University, and a bachelor of arts degree in economics from Rockhurst College.

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for establishing, monitoring and implementing our compensation program. The Compensation Committee designs its policies to attract, retain and motivate highly qualified executives. We compensate our executive officers named in the Summary Compensation Table (“Executives”) through a combination of base salary, incentive bonus payments and equity incentive plan awards, all designed to be competitive with comparable employers and to align each Executive’s compensation with the long-term interests of our stockholders. Base salary and incentive bonus payments are determined annually and are designed to reward current performance. Restricted stock awards are designed to reward longer term performance. The Compensation Committee seeks to motivate Executives through our compensation program to achieve long-term sustainable growth. Due to the current economic conditions, the Company has focused on reducing costs to mitigate the impact of the weak economy on the Company. These efforts include, among other things, the Compensation Committee approving a salary freeze for fiscal 2009, as well as not paying incentive bonuses for fiscal 2008.

Objectives of Compensation Program

The primary objective of our compensation program is to attract and retain highly qualified Executives and motivate them to work to their fullest potential, in order to achieve sustainable long-term growth. Our compensation program is designed to compensate Executives in a way that reinforces decisions and actions which will drive long-term sustainable growth, which in turn leads to increased stockholder value. We provide an annual incentive to motivate and reward for the achievement of our financial performance goal of increasing earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Board of Directors believes that annual EBITDA growth is a key driver of stockholder return over the long term.

What Our Compensation Program is Designed to Reward

The Compensation Committee focuses on long-term goals of the business and designs reward programs that recognize business achievements it believes are likely to promote sustainable growth. The Compensation Committee believes compensation programs should reward Executives who take actions that are best for the long-term performance of the Company while delivering positive annual operating results; and therefore believes in closely linking rewards to the interests of stockholders.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

How We Chose Amounts and/or Formulas for Each Element

Base Salary. Salary planning begins with a percentage guideline for increases, which is adjusted up or down for individual performance. The guidelines are set after considering competitive market data as described below under “Short Term Compensation—Base Salary,” affordability and current salary levels, as appropriate. At the end of the year, the Chief Executive Officer (“CEO”) evaluates each Executive’s performance in light of individual objectives. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. The CEO exercises discretion in choosing the factors that he utilizes to evaluate each Executive’s performance.

Incentive Bonus Payments. Generally, the Compensation Committee makes awards within a range for expected Company financial performance levels determined by the Compensation Committee at the beginning of the year. The Compensation Committee carefully considers any exceptions. When deciding what measures to use at the start of a plan year and the target level of achievement of those measures, the Compensation Committee carefully considers the state of our business, as well as current economic conditions and what measures are most likely, in present circumstances, to lead to sustainable growth. Each year the Compensation Committee approves goals that are considered to be challenging for the Company to achieve and generally reflect performance above the prior year.

Equity Incentive Plan Awards. The Compensation Committee determines grant levels of restricted stock awards based on level of responsibility, length of time in current position, history of past grants and any change in responsibility. The eventual value of any grant received by an Executive depends on our overall performance and the value of our common stock.

Elements of Our Compensation Plan and How It Relates to Our Objectives

Currently the Compensation Committee uses short-term compensation (salary and incentive bonus payment) and long-term compensation (equity incentive plan awards such as restricted stock awards) to achieve its goal of driving sustainable growth. The Compensation Committee uses its judgment and experience in determining the mix of compensation and evaluates each executive on an individual basis, factoring in a number of elements described in more detail below.

When deciding the allocation among base salary and incentive bonus payments, the Compensation Committee believes that Executives have some degree of influence on our performance, and accordingly, Executives’ compensation should contain a greater portion of compensation allocated to incentive bonuses, which is performance-based, when compared to lower levels of management. The targeted allocation between base salary and incentive bonus payment ranges from approximately 57% base and 43% bonus to 74% base and 26% bonus; however, as discussed no bonuses were paid for fiscal 2008 except the bonus described below for Mr. Weinert.

Base salary and incentive bonus payments are determined annually and are designed to reward current performance. Base salaries are paid on a bi-weekly basis and incentive bonus payments are generally paid on an annual basis, in the first quarter of the following fiscal year. Equity incentive plan awards such as restricted stock awards are generally granted annually, in the first quarter of the year. Equity incentive plan awards are designed to reward longer term performance. The Compensation Committee reviews total short-term and long-term compensation annually.

Short-Term Compensation

Base Salary. Base salary is important in attracting Executives and provides a secure base of cash compensation. Increases are not preset and take into account the individual’s performance, responsibilities of the position, difficulty in replacing the Executive and the costs related to doing so, experience and the methods used to achieve results.

Salary planning begins with a percentage guideline for increases, based on the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year, which is adjusted up or down for individual performance based on recommendations from our CEO. The guidelines are set after considering affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Executive’s performance in light of individual objectives. The CEO exercises discretion in choosing any other factors that he utilizes to evaluate each Executive’s performance. Base salary compensates each Executive for the primary responsibilities of his/her position and is set at levels that we believe enable us to attract and retain talent. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. In fiscal 2008, the base salary increases for the Executives were approximately 3.5%. In connection with the Company’s continuing efforts to control costs in this challenging economic environment, the Compensation Committee agreed with the CEO’s recommendation not to have any base salary increases in fiscal 2009.

Annual Incentive Bonus Payments. The annual incentive bonus payments are paid in cash in the first quarter of the following fiscal year, with the exception of Mr. Weinert who receives quarterly incentive bonus payments. Actual awards are based on our financial performance.

Financial Performance. Financial performance is determined at the end of the year based on annual financial performance goals.

As Executives achieve higher levels of seniority and responsibility and have more direct influence on our operations and strategy, the Board of Directors believes that a greater portion of that Executive’s total compensation should be variable based on our performance, rather than fixed, so as to further incentivize the Executive to strive for continuously better performance. As stated, we provide an annual incentive to motivate and reward for the achievement of our financial performance goal of increasing EBITDA.

Setting Annual Incentive Performance Goals. The Compensation Committee approves annual incentive performance goals at the conclusion of our annual financial planning process, upon the Board’s approval of our financial plan and budget for the fiscal year. At such time, we assess the future internal and external operating environment and develop projections of anticipated results. Each year the Compensation Committee approves goals that are considered to be challenging for us to achieve and generally reflect performance above the prior year. If we achieve the budgeted EBITDA for the fiscal year, then the annual incentive payment will be at targeted bonus levels. If we outperform our budgeted EBITDA, then the annual incentive payment will be above targeted bonus levels and if our EBITDA is below budgeted EBITDA, payments will be below targeted levels. In addition, the Compensation Committee may also exercise discretion in choosing any other factors to utilize to determine the amount of the annual incentive payments.

Depending on the Executive’s responsibilities, performance is set and measured at the corporate level or a combination of corporate and operating level, as appropriate.

Mr. Weinert’s incentive bonus program differs from that of the other Executives. His bonus is based upon restaurant level EBITDA instead of Company level EBITDA, due to his focus on restaurant operations. Mr. Weinert is eligible to receive up to 35% of his base salary as a target bonus, based upon the achievement of restaurant EBITDA, with the amount of bonus earned computed using a sliding scale between 95% and 100% of the budgeted restaurant EBITDA. He is also eligible to receive up to an additional 25% of his base salary as an additional bonus for the achievement of restaurant EBITDA in excess of the budgeted restaurant EBITDA, with the amount of bonus earned computed using a sliding scale between 101% and 110% of budgeted restaurant EBITDA. His bonus is calculated and paid quarterly, with a 75% payout and 25% being held in reserve pending full year calculations. The full year calculation is reviewed and approved by the CEO, based on the recommendation of the President.

The Compensation Committee reviewed our fiscal 2008 results, evaluated the performance of each of our Executives and considered the current economic climate. For fiscal 2008, our EBITDA was below the budgeted amount. Based on the review of the fiscal 2008 results and in connection with our continuing efforts to control costs in this challenging economic environment, the Compensation Committee determined that there would not be an annual incentive bonus payment for our CEO and approved our CEO’s recommendation to not payout any annual bonus awards to our other Executives. The individual performance of each Executive was not a factor in the Compensation Committee’s decision not to payout any annual incentive bonuses.

Long-Term Compensation

The long-term incentive compensation that the Compensation Committee generally employs is the granting of restricted stock awards pursuant to the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan, discussed below. The purpose of granting such awards is to provide equity compensation that provides value to Executives when value is also created for the stockholders. The long-term incentive compensation is intended to motivate Executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our stockholders. The restricted stock awards have a five year time-based vesting schedule, as established by the Committee, with 20% of the shares vesting each year over the period of five years. The restricted stock awards are generally granted annually, in the first quarter of the year. Awards are based on level of responsibility, length of time in current position, history of past grants and any change in responsibility. This is a significant portion of the total compensation package for Executives and is an important retention tool.

Equity Incentive Plan

In February 2006, we adopted the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan, which we refer to as the equity incentive plan. The equity incentive plan provides for the grant of stock options and stock appreciation rights and for awards of shares, restricted shares, restricted stock units and other equity-based awards. Any employee, officer, director or consultant of us or any of our affiliates are eligible to receive awards pursuant to the equity incentive plan.

The equity incentive plan is administered by the Compensation Committee. Our Board of Directors also has the authority to take any action delegated to the Compensation Committee under the equity incentive plan as it may deem necessary. Awards may, in the discretion of the Compensation Committee, be made under the equity incentive plan in assumption of, or in substitution for, outstanding awards previously granted by us or our affiliates. The number of shares underlying such substitute awards is counted against the aggregate number of shares available for awards under the equity incentive plan. The Compensation Committee has the authority to (1) select equity incentive plan participants, (2) interpret the equity incentive plan, (3) establish, amend and rescind any rules and regulations relating to the equity incentive plan and to make any other determinations deemed necessary or desirable for the administration of the equity incentive plan, (4) correct any defect or supply any omission or reconcile any inconsistency in the equity incentive plan in the manner and to the extent deemed necessary or desirable and (5) establish the terms and conditions of any award consistent with the provisions of the equity incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Any decision in respect of the interpretation and administration of the equity incentive plan lies within the sole and absolute discretion of the Compensation Committee.

Compensation for the Named Executive Officers

During fiscal 2008, our CEO, Thomas J. Baldwin, was party to an employment agreement with us governing the terms of his compensation. Pursuant to the agreement, Mr. Baldwin’s base salary was subject to annual increases at a rate no less than the rate of increase in the Consumer Price Index or at a faster rate at the discretion of our Board of Directors. Furthermore, the Compensation Committee was responsible for establishing profitability targets on which annual incentive bonus payments would be based. Such targets are based on net income, operating income or any other basis the Compensation Committee considered most appropriate. The Compensation Committee utilizes EBITDA as a target because it believes that annual EBITDA growth is a key driver of stockholder return over the long term.

In early 2008, the Compensation Committee determined that Mr. Baldwin’s annual incentive bonus target would be 75% of his base salary for fiscal 2008. In January 2009, the Compensation Committee reviewed Mr. Baldwin’s performance against those goals using actual fiscal 2008 results. For fiscal 2008, our EBITDA was below the budgeted amount. After considering this information, the input of the full Board and the Company’s continued effort to control costs in this challenging economic environment, the Compensation Committee, exercising some level of discretion, decided that there would not be an incentive bonus payment for Mr. Baldwin.

None of the other Executives have an employment agreement with us. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. In January 2009, the Compensation Committee reviewed the CEO’s evaluations of the other named Executives’ performance and the Company’s annual financial performance for fiscal 2008. For fiscal 2008, our EBITDA was below the budgeted amount. After considering this information, the input of the full Board and the Company’s continued effort to control costs in this challenging economic environment, the Compensation Committee decided to approve the CEO’s recommendation to not payout any bonus awards to all other Executives. Our fiscal 2008 restaurant EBITDA was also below the budgeted amount, however, the quarterly restaurant EBITDA target was achieved and surpassed for the first quarter of fiscal 2008 and partially achieved for second and third quarters of fiscal 2008; therefore based on his bonus program, Mr. Weinert’s bonus for fiscal 2008 was approximately 18% of the targeted bonus. Mr. Weinert received quarterly bonus payments for the first three quarters of fiscal 2008, per his bonus program calculation explained above. Based on the Company’s results for fiscal 2008 and in a continued effort to control costs, Mr. Weinert did not receive a bonus for the fourth quarter of fiscal 2008.

Compensation Committee Report

The Compensation Committee has:

(1) reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and

(2) based on the reviews and discussions referred to in (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2009 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Zane Tankel (Chairperson)

Dr. John J. Connolly

William C. Anton

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years ended January 4, 2009, December 30, 2007 and December 31, 2006 awarded to, earned by or paid to the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers at the end of fiscal 2008 (together the “Executives”):

Name and Principal Position(s)	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)
Thomas J. Baldwin	2008	376,460	—	217,596	—	—	—	41,287	635,343
Chairman of the Board, Chief Executive Officer and President	2007	370,462	200,000	170,840	—	—	—	22,511	763,813
	2006	347,962	275,000	75,893	—	—	—	23,619	722,474

Ronald M. DiNella	2008	247,436	—	139,262	—	—	—	16,829	403,527
Senior Vice President, Chief Financial Officer and Treasurer	2007	239,023	110,000	109,338	—	—	—	20,199	478,560
	2006	229,615	115,000	48,571	—	—	—	13,121	406,307

Edie A. Ames	2008	291,511	—	139,262	—	—	—	18,580	449,353
President – Morton’s of Chicago, Inc.	2007	281,632	125,000	109,338	—	—	—	18,070	534,040
	2006	270,789	135,500	48,571	—	—	—	6,875	461,735

Klaus W. Fritsch	2008	220,552	—	130,558	—	—	—	12,587	363,697
Vice Chairman and Co- Founder of Morton’s of Chicago, Inc.	2007	213,042	100,000	102,504	—	—	—	14,235	429,781
	2006	204,827	160,000	45,536	—	—	—	18,471	428,834

Kevin E. Weinert	2008	211,873	13,608	104,446	—	—	—	8,004	337,931
Senior Vice President of Operations – Morton’s of Chicago, Inc.	2007	205,725	61,902	82,003	—	—	—	14,953	364,583
	2006	198,750	87,417	36,429	—	—	—	8,226	330,822

(1)	Includes cash bonuses paid in fiscal 2008 and fiscal 2007 with respect to services rendered in fiscal 2007 and fiscal 2006, respectively. There were no bonuses paid in fiscal 2009 with respect to services rendered in fiscal 2008.
(2)	Represents compensation expense recorded in connection with restricted stock grants. Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 15 of the consolidated financial statements in our Annual Report for the year ended January 4, 2009. These grants are included below in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table. The total grant-date fair value of the award to each named executive is disclosed below in the Grants of Plan-Based Awards Table. The amounts in the table above represent the vested portion of these stock grants.

(3)	As set forth in the table below, all Other Compensation includes automobile allowances, supplemental executive health insurance and employer contributions made by us to Morton’s of Chicago, Inc. Profit Sharing and Cash Accumulation Plan, which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of the named Executives.

Name	Year	Automobile Allowance ($)	Supplemental Executive Health Insurance ($)	401(k) Match ($)	Total ($)
Thomas J. Baldwin	2008	15,165	20,372	5,750	41,287
	2007	13,962	2,924	5,625	22,511
	2006	3,561	14,558	5,500	23,619

Ronald M. DiNella	2008	9,000	3,451	4,378	16,829
	2007	9,000	7,399	3,800	20,199
	2006	4,800	4,018	4,303	13,121

Edie A. Ames	2008	6,000	7,739	4,841	18,580
	2007	6,000	7,024	5,046	18,070
	2006	6,000	875	—	6,875

Klaus W. Fritsch	2008	6,000	2,780	3,807	12,587
	2007	6,000	2,971	5,264	14,235
	2006	6,000	7,505	4,966	18,471

Kevin E. Weinert	2008	—	6,524	1,480	8,004
	2007	—	9,328	5,625	14,953
	2006	—	3,325	4,901	8,226

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

On January 20, 2006, we entered into the third amended and restated employment agreement with Mr. Baldwin, effective as of January 1, 2006, to serve as Chairman of the Board of Directors, Chief Executive Officer and President. The initial term of the agreement extended until January 1, 2009, provided that the employment term continues so that on any date the remaining term will be three years unless earlier terminated. Under the agreement, Mr. Baldwin is entitled to receive (1) a base salary of $350,000, subject to annual increases no less than the rate of increase in the Consumer Price Index or at a faster rate at the discretion of our Board of Directors, (2) annual bonuses targeted at 65% of base salary, with minimum and maximum bonus amounts established by the Compensation Committee and the actual amount of the bonus determined based on the achievement of profitability targets established annually by the Compensation Committee, and (3) specified benefits, including health and disability insurance and life insurance and a monthly automobile allowance.

Under the agreement, if Mr. Baldwin’s employment is terminated by us without cause or by Mr. Baldwin with good reason, as each is set forth in the agreement, Mr. Baldwin will be paid, subject to the execution of a general release, a lump sum payment six months following his termination equal to the sum of (1) the product of three multiplied by his base salary, (2) a pro rata bonus for the year of termination based on the Company’s performance through the date of termination and (3) reimbursement for the cost and expenses of an automobile for a period of six months. In addition, Mr. Baldwin will be entitled to continued medical and dental benefits for three years following his termination, and monthly reimbursement of costs and expenses of an automobile from the six-month anniversary of termination until the third anniversary of termination.

If any payments to Mr. Baldwin under the employment agreement or otherwise would subject Mr. Baldwin to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, and the amount of the payments do not exceed 110% of the greatest amount Mr. Baldwin would receive without the imposition of the excise tax, then Mr. Baldwin’s payments will be reduced so that no excise tax is imposed.

In addition, upon the termination of his employment, Mr. Baldwin will have the option of purchasing any life insurance policies that we have on his life for the cash surrender value.

Other than the employment agreement we entered into with Mr. Baldwin, no Executives have an employment agreement with us. There are therefore no other severance agreements or potential payments required upon termination or change-in-control.

The following table describes and quantifies certain compensation that would become payable under our existing employment agreement with Mr. Baldwin if his employment had terminated on January 4, 2009, given his compensation and service levels as of such date:

Name	Cash severance payments (1)	Benefits or Perquisites (2)	Pension Benefit	Total
Thomas J. Baldwin	$1,130,100	$73,200	$—	$1,203,300

(1)	Represents a lump sum payment following termination equal to the sum of the product of three multiplied by his current base salary. No bonus was included in this calculation since no bonus was paid out for services rendered in fiscal 2008.
(2)	Represents the estimated net present value of continued medical and dental benefits and monthly reimbursement of costs and expenses of an automobile for three years following termination.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to shares of restricted stock that were granted during the fiscal year ended January 4, 2009 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Thomas J. Baldwin (1)	2/5/08	2/5/08	—	—	—	—	—	—	25,000	—	—	$216,000

Ronald M. DiNella (1)	2/5/08	2/5/08	—	—	—	—	—	—	16,000	—	—	$138,240

Edie A. Ames (1)	2/5/08	2/5/08	—	—	—	—	—	—	16,000	—	—	$138,240

Klaus W. Fritsch (1)	2/5/08	2/5/08	—	—	—	—	—	—	15,000	—	—	$129,600

Kevin E. Weinert (1)	2/5/08	2/5/08	—	—	—	—	—	—	12,000	—	—	$103,680

(1)	In February 2008, we granted shares of restricted stock pursuant to our equity incentive plan. The executives did not pay any consideration for the restricted stock. The restricted stock vests over five years, 20% each year on the anniversary of the grant date. These grants have been included in the column “Stock Awards” in the Summary Compensation Table above and the Outstanding Equity Awards at Fiscal Year-End Table below. See “Long Term Compensation—Equity Incentive Plan” above.
(2)	Based on the closing price of $8.64 per share on February 5, 2008.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to the value of all unvested shares of restricted stock grants that were outstanding at the fiscal year ended January 4, 2009 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Thomas J. Baldwin (1)	—	—	—	—	—	60,000	$174,000	—	—

Ronald M. DiNella (1)	—	—	—	—	—	38,400	$111,360	—	—

Edie A. Ames (1)	—	—	—	—	—	38,400	$111,360	—	—

Klaus W. Fritsch (1)	—	—	—	—	—	36,000	$104,400	—	—

Kevin E. Weinert (1)	—	—	—	—	—	28,800	$83,520	—	—

(1)	In February 2006, January 2007 and February 2008, we granted shares of restricted stock pursuant to our equity incentive plan. The restricted stock vest over five years, 20% each year on the anniversary of the grant date. These grants have been included above in the column “Stock Awards” in the Summary Compensation Table and the Grants of Plan-Based Awards Table. See “Long Term Compensation—Equity Incentive Plan” above.
(2)	Based on our closing stock price of $2.90 on January 2, 2009.

Options Exercised and Stock Vested Table

The following table includes certain information with respect to the vesting of stock awards to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation” during the fiscal year ended January 4, 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Baldwin (1)	—	—	10,000	$77,350
Ronald M. DiNella (1)	—	—	6,400	$49,504
Edie A. Ames (1)	—	—	6,400	$49,504
Klaus W. Fritsch (1)	—	—	6,000	$46,410
Kevin E. Weinert (1)	—	—	4,800	$37,128

(1)	Represents the vesting upon the second anniversary date of restricted shares granted in 2006, based on our closing stock price of $8.14 on February 8, 2008 and the first anniversary date of restricted shares granted in 2007, based on our closing stock price of $7.33 on January 31, 2008.

Director Compensation Table

The following table sets forth certain information with respect to the compensation we paid to our directors during the fiscal year ended January 4, 2009.

Name (3)	Fees Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William C. Anton	22,917	4,298	—	—	—	—	27,215
John K. Castle	—	—	—	—	—	—	—
Dr. John J. Connolly	25,000	8,704	—	—	—	—	33,704
Robert A. Goldschmidt	40,000	8,704	—	—	—	—	48,704
Stephen E. Paul	—	—	—	—	—	—	—
David B. Pittaway	—	—	—	—	—	—	—
Dianne H. Russell	25,000	8,704	—	—	—	—	33,704
Zane Tankel	25,000	8,704	—	—	—	—	33,704
Alan A. Teran	25,000	8,704	—	—	—	—	33,704
Justin B. Wender	—	—	—	—	—	—	—

(1)	Members of our Board of Directors other than Messrs. Baldwin, Castle, Paul, Pittaway and Wender receive director’s fees at the rate of $25,000 per year, except that Mr. Goldschmidt, the Chairman of the Audit Committee receives director’s fees of $40,000 per year. All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board and of committees of the Board.
(2)	Represents compensation expense recorded in fiscal 2008 in connection with restricted stock grants. The amounts in the table above represent the vested portion of restricted stock granted in fiscal 2006, fiscal 2007 and fiscal 2008. Such amounts are calculated utilizing the provisions of SFAS No. 123R. See Note 15 of the consolidated financial statements in the Company’s Annual Report for the fiscal year ended January 4, 2009. The total grant-date fair value of each award in fiscal 2008 to Messrs Anton, Connolly, Goldschmidt, Tankel, Teran and Ms. Russell was $8,640. The following directors each held an aggregate of 2,400 shares of restricted stock as of January 4, 2009: Messrs. Connolly, Goldschmidt, Tankel and Teran, and Ms. Russell. As of January 4, 2009, Mr. Anton held an aggregate of 1,800 shares of restricted stock.
(3)	See Summary Compensation Table for disclosure related to Thomas J. Baldwin, Chairman of the Board and Chief Executive Officer of the Company.

Equity Compensation Plan Information

The following table sets forth information as of January 4, 2009 with respect to shares of our Common Stock that may be issued under our equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	583,740	$13.73	1,061,870
Equity compensation plans not approved by stockholders	—	—	—

Total	583,740	$13.73	1,061,870

AUDIT COMMITTEE REPORT

The Audit Committee has adopted a written charter to set forth its responsibilities. A copy of the charter is available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with KPMG LLP, the Company’s auditors, to discuss the financial statements. Each member of the Audit Committee meets the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission.

The Audit Committee received the report of KPMG LLP regarding the results of KPMG LLP’s audit. In connection with their review of the financial statements and the auditors’ report, the members of the Audit Committee discussed with a representative of KPMG LLP, KPMG LLP’s independence, as well as the following:

–	the auditors’ responsibilities in accordance with generally accepted accounting standards;
–	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
–	management’s judgments and accounting estimates;
–	whether there were any significant audit adjustments;
–	whether there were any disagreements with management;
–	whether there was any consultation with other accountants;
–	whether there were any major issues discussed with management prior to the auditors’ retention;
–	whether the auditors encountered any difficulties in performing the audit; and
–	the auditors’ judgments about the quality of the Company’s accounting principles.

The Committee also received written disclosures from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board for auditors to communicate to the Audit Committee, in writing, at least annually, all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to affect the auditor’s independence. The Committee discussed with KPMG LLP its independence.

Based on its discussions with management and the Company’s auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee approved the inclusion of the financial statements in the Annual Report on Form 10-K for the period ended January 4, 2009 for filing with the SEC.

Robert A. Goldschmidt (Chairperson)

Dianne H. Russell

Alan A. Teran

Members of the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification Agreements

We are party to indemnification agreements with each of our officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Registration Rights Agreement

Substantially all of our current stockholders, other than those who purchased shares in the IPO, are parties to a registration rights agreement, dated as of January 31, 2006. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of certain holders of our common stock. As of March 26, 2009, 6,493,284 shares of our common stock are entitled to these registration rights. Shares registered with the SEC pursuant to these registrations rights will be eligible for sale in the public markets, subject to lock-up agreements.

Review, Approval or Ratification of Transactions with Related Persons

Our management determines which transactions or relationships should be referred to the Nominating/Corporate Governance Committee for consideration. The Nominating/Corporate Governance Committee then determines whether to approve, ratify, revise or terminate a related person transaction on a case by case basis. We have not adopted a written policy for the review of transactions with related persons.

STOCKHOLDERS’ PROPOSALS

Under the Company’s by-laws, a stockholder who wishes to introduce a proposal to be voted on at the Company’s 2010 Annual Meeting that is not included in the Proxy Statement for the meeting must send advance written notice to the Secretary of the Company for receipt no earlier than December 2, 2009 and no later than January 2, 2010 and comply with the procedures set forth in Section 2.11 of the Company’s by-laws. Stockholders who do not present a proposal for inclusion in the Proxy Statement but who still intend to submit the proposal at the 2010 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company’s certificate of incorporation and by-laws. See “Election of Directors—Meetings of the Board of Directors and Committees” for a brief summary of the procedure and time period for submitting nominations for directors. Additional information and a copy of the certificate of incorporation and by-laws may be obtained from the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

REPORTING UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on the Company’s review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended January 4, 2009.

OTHER BUSINESS

The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 4, 2009, together with financial statements and schedules, as filed with the SEC are available to stockholders without charge upon written request addressed to Ronald M. DiNella, Senior Vice President and Chief Financial Officer, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654 or on the Company’s website, http://annualmeeting.mortons.com.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors

SCOTT D. LEVIN

Secretary

April 2, 2009

	0	¢
	PROXY FOR
	MORTON’S RESTAURANT GROUP, INC.
	THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2009
	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Morton’s Restaurant Group, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2009, and hereby appoints Scott D. Levin and Ronald M. DiNella, as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 12, 2009, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof if then and there personally present, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof.

	(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

MORTON’S RESTAURANT GROUP, INC.

May 12, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Proxy materials relating to the Annual Meeting

of Stockholders to be held on May 12, 2009

are available at http://annualmeeting.mortons.com

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330000000000000000 9	051209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors - Nominees to serve a three-year term:			2. Proposal to Ratify the re-appointment of KPMG LLP as the Company’s Independent Auditors.	☐	☐	☐

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O William C. Anton O Thomas J. Baldwin O John K. Castle

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

The shares represented in this proxy card will be voted as directed above.

IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢		¢